Exhibit 99.4

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

Please note that certain prior period amounts have been reclassified to conform to the current period presentation. See “Note 13 – Revision of Previously Issued Consolidated Financial Statements” and “Note 14 – Revision of Unaudited Interim Condensed Consolidated Financial Statements” for a description of these changes.

Unless otherwise indicated, dollar amounts above $1,000 in this Report have been rounded to the nearest thousand, million or billion, as applicable.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See above Note About Forward-Looking Statements.

Overview

General

The Company is a manufacturer of building systems and is in the process of aligning our production levels to match the demand for our products. In addition to our first Nevada manufacturing facility (“Factory 1”), which we took possession of in May 2021, we expanded our production capacity by signing leases for additional Nevada facilities (“Factory 3”) in June 2022 and (“Factory 2”) in May 2023, respectively. While our growth has mainly been funded by our capital raising activities as described below in “Liquidity,” we anticipate our increased manufacturing capacity will allow us to build Boxes more efficiently, and, in doing so generate additional revenue and profit in the future. We continue to improve our workforce, including the expansion of our business development and sales teams to focus and better support the outreach to B2B, B2C, and B2G sales channels, respectively.

The majority of US states have a statewide modular program which requires approval of a specific product prior to the product being able to be sold and installed within the state. The requirements to obtain these approvals vary across each state, and the approval process has resulted in delays in the Company’s ability to deliver the product across the country, which has impacted the timing and amount of the Company’s revenues.

The Company has obtained state modular approvals under state-wide modular housing programs in New Mexico, California, Nevada, and partially in South Carolina. The approvals were obtained as follows:

●	During May 2024, we received approval to sell Casitas as Modular homes in California in certain climate zones.
●	During July 2024, we received approval to sell Casitas under the Statewide Modular Program in New Mexico.
●	During January 2025, we received approval to sell Casitas in Nevada under the Residential Building code.
●	During January 2025, we received approval to sell Casitas under the Statewide Modular Program in all climate zones in California.
●	During June 2025, we received approvals of plan sets for the Casita in South Carolina under the Statewide Modular Program, and our manufacturers license; factory certification is pending and the Company expects this within the next 6 months.
●	During October 2025, we received approvals of plan sets for the Casita in Texas under the Statewide Modular Program. Factory certification is pending.*
●	During December 2025, we received a critical license from the State of California as a “Commercial Modular Manufacturer”.

*Our manufacturing facility has completed all required inspections under the Texas Department of Licensing and Regulation (TDLR) Industrialized Housing and Building program. The International Code Council’s National Technical Approval (ICC-NTA) has submitted a recommendation for certification, and we are currently awaiting formal approval from TDLR. We anticipate that upon issuance, the certification will authorize the facility to produce modular housing in compliance with applicable Texas codes and regulations.

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The Company had originally obtained approval for its Casita in Arizona in December 2023. However, the Arizona Department of Housing revoked this approval in May 2024 due to installation issues identified at one customer site in Arizona. The Company has assessed that these issues resulted from improper installation rather than the Company’s product and it is in active discussions with officials in Arizona to resolve the matter. The Company has submitted plans that are under review with the State of Arizona.

New sales within recently approved states and jurisdictions may continue to face delays due to the time needed for site preparation, arranging project funding for the purchaser, and other preparatory steps that are required to arrange delivery and installation of the units.

BOXABL also has been focused on selling its products in multiple jurisdictions that do not have a statewide modular housing program. In these areas, the ultimate approval is at the discretion of the local jurisdiction and is determined on a site-by-site basis. This pertains to the following areas:

●	Oklahoma
●	Utah*
●	Wyoming
●	Kansas
●	West Virginia
●	Hawaii
●	Vermont
●	Alaska
●	Oregon
●	Connecticut
●	Delaware
●	New York
●	Tribal Lands

*Note that in March 2024, SB 168 was signed into law, effective May 1, 2024, establishing a state-wide modular housing program in Utah.

The Company retained multiple third-party inspection agencies to assist in achieving certification in multiples states with modular housing legislation simultaneously.

Merger Agreement

On August 4, 2025, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, FG Merger II Corp., a Nevada corporation (“FGMC”), and FG Merger Sub II Inc., a Nevada corporation and wholly-owned subsidiary of FGMC (“Merger Sub”). The Merger Agreement provides for a two-step merger transaction in which, first, Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly-owned subsidiary of FGMC, and, immediately thereafter, the Company (as the surviving company in the First Merger) will merge with and into FGMC (the “Second Merger” and together with the First merger, the “Mergers”), with FGMC continuing as the surviving public company (the “Surviving Pubco”). By virtue of the consummation of the Mergers, the Surviving Pubco will change its name to BOXABL Inc. and shall reincorporate from a Nevada Corporation to a Texas Corporation in accordance with the NRS and TBOC. The Boards of Directors of the Company, FGMC, and Merger Sub have unanimously approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the First Merger, each share of the Company’s common stock (other than certain excluded shares and any shares held by stockholders who properly exercise and do not lose their dissenter’s rights under applicable Nevada law) will be converted into the right to receive a number of shares of common stock of the Surviving Pubco, as determined by the exchange ratio set forth in the Merger Agreement. Each share of the Company’s preferred stock will be converted into the right to receive shares of Surviving Pubco’s preferred stock as determined by the preferred exchange ratio set forth in the Merger Agreement. Outstanding Company convertible securities will be assumed by the Surviving Pubco and become exercisable for shares of Surviving Pubco common stock, subject to adjustment as provided in the Merger Agreement. The aggregate merger consideration to be received by Company shareholders would be equal to a combination of preferred and common shares of FGMC that equals a total of $3,500,000,000, each at a deemed value of $10 per share.

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Closing Conditions

The business combination is subject to customary closing conditions, including, among others, approval of the transaction by the stockholders of the Company and FGMC, effectiveness of a registration statement on Form S-4 to be filed by FGMC with the SEC in connection with the transaction, expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, accuracy of representations and warranties, approval for listing of the Surviving Pubco common shares on Nasdaq or NYSE, absence of any law or order prohibiting the consummation of the transaction, and other conditions as set forth in the Merger Agreement.

Termination Provisions

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing under certain specified circumstances. Either the Company or FGMC may terminate the agreement by written notice if the closing has not occurred on or before March 31, 2026 (the “Agreement End Date”), provided that the right to terminate on this basis is not available to any party whose breach of the agreement has proximately caused the failure of the closing to occur by such date. Termination is also permitted by mutual written consent of the parties, or by either party if a governmental authority enacts a law or order that makes consummation of the transactions illegal or otherwise prohibits the transaction, so long as the terminating party or its subsidiaries did not cause such prohibition by their own breach.

Additional termination rights include the ability for either party to terminate if the required stockholder approvals from either the Company or FGMC are not obtained at their respective stockholder meetings, unless the failure to obtain such approval is due to the action or inaction of the party seeking termination. The agreement may also be terminated by one party if the other party has committed a material breach of its representations, warranties, or covenants that would prevent the satisfaction of closing conditions, subject to a cure period of up to thirty (30) days (or any shorter period remaining before the Agreement End Date) after notice of such breach. Upon termination, the agreement becomes void and has no further effect, except for certain provisions that expressly survive, and subject to liability for any willful and material breach or actual fraud occurring prior to termination. Each party is responsible for its own fees and expenses incurred in connection with the agreement and the contemplated transactions, except as otherwise provided.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. See Exhibits 2.1 and 2.2 to this Annual Report on Form 10-K and incorporated herein by reference.

Related Agreements

In connection with the execution of the Merger Agreement, FG Merger Investors II LLC, the sponsor of FGMC, entered into a support agreement pursuant to which it agreed to vote its shares of FGMC in favor of the transaction and take certain other actions in support of the Mergers (the “Sponsor Support Agreement”). Certain stockholders of the Company entered into a support agreement pursuant to which they agreed to vote their shares of the Company in favor of the transaction and take certain other actions in support of the Mergers (the “Company Support Agreement”). At closing, the Company and FGMC will enter into lock-up agreements with certain Company stockholders (the “Company Lock-Up Agreements”) and with the sponsor (the “Sponsor Lock-Up Agreement”), restricting the transfer of certain shares for specified periods following the closing. The Company and FGMC previously entered into a confidentiality and non-disclosure agreement in connection with the transaction.

The foregoing description of the Sponsor Support Agreement, Company Support Agreement, Company Lock-Up Agreements, and Sponsor Lock-Up Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Sponsor Support Agreement, Company Support Agreement, Company Lock-Up Agreements, and Sponsor Lock-Up Agreement, respectively, copies of which are attached as Exhibits 10.23, 10.24, 10.25, and 10.26 to this Report, respectively, and incorporated herein by reference.

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Trend Information

To date through March 27, 2026, we have manufactured 795 Casitas and have completed deliveries of 312 Casitas in 10 states, including Arizona, Nevada, California, Oklahoma, Utah, New Mexico, and South Carolina. The Company has remaining customer deposits of $3.6 million from 7,818 potential customers ranging from $100 to $9,000. The Company currently requires a $1,000 fee (increased from $500 beginning in Q4 of 2025) for providing a feasibility study related to a Casita order to survey the related location where the product is intended to be installed.

Leveraging insights from the regulatory journey, the Company has evolved its go-to-market strategy for the Casita product line to capitalize more effectively on high-demand opportunities accelerating approvals and market development in states like California, bolstered by recent regulatory advancements, while scaling back in areas with comparatively slower demand trajectories. This refined allocation of resources aligns the Company with market needs.

The Company has also initiated a faith-based vertical marketing strategy, which is benefited by favorable legislation in California allowing for streamlined property site approvals. In 2025, the Company entered into contracts to provide a total of 105 Casitas to faith-based organizations in California and Oklahoma.

The Company has been developing an expanded product line, which includes a variety of sizes and configurations that extend beyond our existing Casita model. The growing interest expressed by various external stakeholders including property developers and homebuilders have prompted us to explore additional sales channels. In January 2025, we announced the launch of prototypes of our Next Generation Products.

This includes the Baby Box, a 120 sq ft compact living space, on a towable trailer, designed to RV Standard NFPA 1192, and our Phase 2 Modular Building System, comprising Boxes (modules) of varying dimensions that stack and/or connect allowing a system where homebuilder customers are able to customize the Boxes to form different building types and floorplans.

For our BabyBox, we plan on beginning production of this product line manually with low capital investment to start.

For our Phase 2 Modular Building System, we have been prototyping the production over the past few months and built two model homes in our Factory. This product will eventually need a new production line, but we expect to initially manufacture this within our existing facility to minimize capital expenditures. We have developed various manufacturing concepts to manufacture this product in the future and expect the design and development changes to be completed within 2026.

For both our Phase 2 Modular Building System and Baby Box, there have been delays in development as the Company re-visits its product roadmap to align its production resources with its expectations of product demand.

In 2025, and following feedback from our customer base, we also introduced a 2-box configuration set up of our Casita including a 1 or 2 bedroom (for a total of 722 sq. ft.) set up for the California ADU market. This new floor plan can be produced with our existing production line, and the 2BR unit received California regulatory approval in November 2025.

Also, in 2025, the Company introduced a product, currently in research and development, known as Sanctuary. This is a modular housing system designed for rapid deployment of versatile shelters that can be used for emergency response and are configured in single (55 sq ft) and double (85 sq ft) occupancy layouts, which we believe will appeal to B2G customers and other organizations. The Sanctuary models are developed with a new proprietary panelized construction for superior thermal performance and rapid deployment. We anticipate that the new panel designs will initially be produced at our existing production facility.

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Tariffs and Inflation

The U.S. government recently implemented new tariff measures affecting a broad range of imported materials. We have evaluated the potential impact of these actions on our operations and supply chain and do not expect them to have a material impact on our financial position or results of operations in the near term. Our operations are currently supported by a substantial inventory of completed units manufactured prior to the effective dates of the tariff adjustments, which reduces our near-term exposure to increased costs associated with imported materials. Additionally, as we transition into the next phase of our product development, including Phase 2, our sourcing strategy reflects a greater emphasis on domestic procurement. This shift is expected to further mitigate exposure to international trade disruptions and tariff-related cost volatility.

We believe that we are well positioned to react to potential increased costs from our suppliers in the future due to our cost-effective building components and manufacturing process in the factory setting compared to the cost of traditional construction of stick-built homes in the field, which would face similar cost increases. As a result, the Company believes that it would be able to pass on those costs to end customers while keeping the BOXABL solution competitive.

However, recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The U.S. government has also raised the possibility of other initiatives that may affect our business, including renegotiation of trade agreements with other countries and the introduction of new or increased import duties or tariffs with respect to products from a number of different countries. In light of this uncertainty and the unknown impact on the broader US and global economy in the future, we do not have clarity at this point over the potential medium to long term impacts our business may face. The availability of certain goods could be affected if foreign suppliers choose to limit their exposure to U.S. markets in response to unfavorable trade policies, which could negatively impact the ability of our suppliers to deliver materials or manufacturing equipment to us and, therefore, delay or impede our deliveries. Furthermore, rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for our products.

Results of Operations

Revenues

Our gross revenues for the year ended December 31, 2025 and 2024 were $1.5 million and $3.4 million, respectively. Revenue during the year ended December 31, 2025 was generated by the sale of 23 Casitas delivered to 15 customers as well as revenue generated mainly from the sale of parts and the sale of services to our Dealers/Installers. This is in comparison to the sale of 51 Casitas delivered to 8 customers during the year ended December 31, 2024. The decline resulted from the overhaul of the Company’s sales department driven by a change in the Company’s go to market strategy and to re-focus its sales and marketing to encompass coordinating the broader installation process. This refocus led us to replace a significant number of our sales and marketing team and employ staff with skill sets aligned to this broader focus, resulting in a decline in sales activity while the reconstituted sales and marketing team adjusted to the transition. During the year ended December 31, 2025, revenues from Casita sales to the 4 largest customers was approximately 45% of the Company’s total revenues. Of those customers, one customer, Hideaway Inn, represented 25% of revenues for the year ended December 31, 2025.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products used in the production of the Company’s finished products, inbound and outbound shipping costs, the related labor and indirect overhead costs associated with that production. Cost of goods sold were $17.3 million and $15.0 million for the years ended December 31, 2025 and 2024, respectively.

Cost of goods sold for the years ended December 31, 2025 and 2024, consist of the following:

	Year Ended December 31,
(In Thousands)	2025	2024
Direct material/shipping	422	811
Direct labor	509	977
Manufacturing overhead	1,019	1,957
Stock based compensation (recapture)	(1,752)	2,458
Inventory adjustments	17,116	8,763
Cost of goods sold	17,314	14,966

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We produced 73 Casitas in the year ended December 31, 2025 and 140 Casitas in the year ended December 31, 2024. Our cost of goods sold increased significantly on a per units basis due to inventory adjustments related primarily to the write down of 68 units that management determined were obsolete following the inventory slow movement analysis, for which the Company determined that it was not cost effective to rework, resulting in an inventory write down of $8.4 million during 2025. In addition, during 2025, the Company recognized $8.7 million in inventory valuation adjustments within costs of goods sold related to adjusting the excess carrying value of its finished goods inventory to its net realizable value. See Note 5 to our audited consolidated financial statements for more information regarding inventory valuation adjustments. We continue to work to align production activity with delivery schedules.

Manufacturing overhead reflects the allocation of indirect labor, rent and lease expense, indirect supplies, scrap material, maintenance costs and depreciation of machinery and equipment. Manufacturing overhead, which was applied as an inventory valuation adjustment within cost of goods sold to adjust the excess carrying value of finished goods inventory to net realizable value, declined due to lower consumption of indirect materials and supplies consumed during production and lower indirect labor costs from a smaller workforce.

Reflected in the cost of goods sold in the 2025 period is the net recapture of $1.75 million of stock-based compensation expense resulting from terminations, compared to the recognition of $2.46 million of stock-based compensation expense within cost of goods sold in the 2024 period.

Operating Expenses

Operating expenses for the years ended December 31, 2025 and 2024, consisted of the following:

	December 31,
(In Thousands)	2025	2024
General and administrative	$14,675	$12,213
Sales and marketing	25,428	9,895
Research and development	3,297	6,592
Impairment loss	-	12,427

Total Operating expenses	$43,400	$41,127

General and administrative expenses consist of compensation and benefits for various positions including company administration, rents, shop supplies, and utilities. The increase in general and administrative expenses was primarily related to the addition of a non-cash charge of $4.0 million of legal settlement expense reflecting the value of Series A-1 Preferred Stock issued in various settlements, as well as higher third party legal costs related to the proposed Mergers and related preparatory work and higher compensation and benefits for additional staff in IT, Legal, and Accounting. Offsetting this increase was lower compensation expense due to reduced headcount overall as well as $887,000 of stock-based compensation recaptured in general and administrative expenses in the year ended December 31, 2025, compared to $1.9 million of stock-based compensation expense recognized in the year ended December 31, 2024.

We also incurred higher sales and marketing expenses in the year ended December 31, 2025 compared to the prior year. Starting in 2024 and increasing in 2025, the Company undertook significant new advertising campaigns to refine the marketing of the Company’s products, primarily focused on generating sales activity, as well as advertising to customers and potential investors, leading to a significant increase in sales and marketing expenses in the year ended December 31, 2025 compared to prior year. The main driver of this increase in sales and marketing expenses was the uptick in advertising for our Regulation A and Regulation D offerings. Advertising for these campaigns heavily increased leading up to the close of the offerings in June 2025. Consequently, upon the close of the offerings, advertising expenses decreased: in Q3 2025, the Company reduced its advertising expense by 87% from the prior quarter. Partially offsetting this increase was a recapture of $119,000 of stock-based compensation expense in the 2025 period compared to recognition of $1.3 million of stock-based compensation expense in the 2024 period.

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Testing and developing BOXABL products involves significant costs to obtain permits and approvals. These costs included testing raw material used in production and researching industry standards and regulations. Research and development activity declined following our obtaining state approvals under modular housing programs in several states. Following BOXABL obtaining California statewide approval for the studio Casita in all climate zones in January 2025, along with approval for the 2-Bedroom Casita in California in the fourth quarter of 2025, we expect to focus future research and development efforts on expanding our product offering (1, 2, & 3-bed versions of the Casita), our Phase 2 Modular Building System, Sanctuary, and other new products like Baby Box. In catering to developers with our Phase 2 Modular Building System, we expect to offer both single-family and multi-family projects. We will also consider certain developer projects on a case-by-case basis, such as designing custom modules for commercial buildings.

During 2024, the Company recorded an impairment loss of deposits on equipment and fixed assets totaling $12.4 million related to assets and customized equipment that had been ordered for the anticipated ramp-up of the Company’s originally planned generation 2.0 Casita. Prompted by a key supplier of equipment failing to fulfill their obligation, the Company recognized an impairment loss for this customized equipment which was never delivered to the Company. The Company initiated legal proceedings against this vendor due to their failure to fulfill contractual obligations. The Company is seeking damages, specific performance, and other remedies as a result of the vendor’s non-performance. The matter is currently pending, and while the ultimate outcome remains uncertain, the Company does not anticipate any additional adverse impacts on its financial condition.

Stock-based Compensation Expense

The Company recognizes stock-based compensation expense based on fair value on the date of grant and recognized over the associated vesting periods. Vesting of RSU awards is generally subject to a 3-year service period and, as of October 18, 2024, also subject to a performance condition. Accordingly, stock-based compensation is recognized upon satisfaction of the service and performance condition. In the case of options, the Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant that are then expensed on a straight-line basis over the vesting period. The Company accounts for forfeitures as they occur in the year of forfeiture and share-based compensation expense is adjusted accordingly.

For the years ended December 31, 2025 and 2024, the Company recaptured $3.8 million and recognized $7.2 million in stock-based compensation, respectively, which are allocated within cost of goods sold and operating expenses line items, as discussed above. The decrease is attributable to employee forfeitures upon terminations in 2025, offset by the vesting of stock options under the Company’s Amended 2021 stock incentive plan. See “Note 12. Stockholders’ Equity – Stock-based Compensation” for further discussion.

Total Other Income

For the years ended December 31, 2025 and 2024, our total other income was $1.7 million as compared to $1.8 million, respectively, primarily due to interest income on interest-bearing deposits offset by mark-to-market losses of $(207,000) on digital assets (BTC).

Liquidity and Capital Resources

Going Concern

The Company’s consolidated financial statements have been prepared under the assumption that the Company will be able to continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern is probable. Primarily due to slower sales associated with delays in obtaining US statewide modular approvals and customer readiness, the Company reported a net loss of $57.5 million and an operating cash outflow of $47.2 million for the year ended December 31, 2025. At December 31, 2025, the Company had an accumulated deficit of $776.0 million. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

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The continuing viability of the Company and its ability to continue as a going concern is dependent on the Company being successful in its continued efforts in growing its revenue and/or accessing additional sources of capital. Management’s plan to address this need includes (a) continued exercise of tight controls to conserve cash, (b) accelerating product sales, and (c) raising funds through equity financing. The Company conducted offerings of shares of its preferred stock through Regulation A and Regulation D in the United States and in a Canadian offering, that were finalized for settlement during the third quarter of 2025. However, there can be no assurances that management’s plans will be achieved.

Sources of Liquidity

To date, our operations have been financed by our exempt offerings of securities made in reliance on Regulation A, Regulation CF and both Rule 506(c) and Rule 506(b) of Regulation D in the United States and exempt offering regulations in Canada. For details regarding our securities offerings, see below Sales of Securities.

At December 31, 2025, our principal source of liquidity was our unrestricted cash and cash equivalents and short-term investments, which we achieved through our offerings of securities as discussed above. As of December 31, 2025, the Company held $29.0 million in unrestricted cash and cash equivalents, $893,000 in digital assets, and $0 in investments in short-term treasury notes, compared to $5.8 million in cash and cash equivalents, and $15.9 million held in short-term treasury notes as of December 31, 2024. If the transactions contemplated by the Merger Agreement are consummated, the Company will have access to amounts remaining in the trust account, following redemptions, of FGMC, which we anticipate to be approximately $20 to $40 million, as outlined in, and based on the assumptions and limitations set forth in, the Pro Forma Table in the Company’s S-4 Registration Statement included as Exhibit 99.1 hereto. Based on the Company’s most recent burn rate of $2.4 million per month (calculated from the operating cashflow in Q4 2025) and these factors, we anticipate that the current liquidity together with cash generated from sales of our products will be sufficient to meet our immediate cash needs for twelve months.

The burn rate for the fiscal year ended December 31, 2025 was $4.1 million. For the three months ended December 31, 2025, the Company’s burn rate was $2.4 million. This decrease in burn rate reflects the Company’s having expended significant cash on the advertising of its investment offerings in the first half of 2025, inflating the burn rate.

When addressing our long-term liquidity requirements, we consider the next five years, from 2026 through 2030. We expect that funding for the Company’s operations will be driven primarily from the sales of the Company’s products, as well as future debt or equity capital raises. As of March 27, 2026, the Company had signed contracts for (but not shipped yet) 374 units. We expect that these sales contracts will convert to revenue, providing cash flow to the Company.

Historical Cash Flows

	Years Ended December 31,
(In Thousands)	2025	2024

Net cash used in operating activities	$(47,175)	$(38,400)
Net cash provided by investing activities	$14,945	$11,190
Net cash provided by financing activities	$55,590	$14,508

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Operating Activities

Cash used in operating activities included net loss adjusted for several non-cash items such as depreciation and amortization, stock-based compensation, inventory valuation, and other non-cash expenses, in addition to the change in working capital as inventory balances increased.

Investing Activities

Primary investing activities included purchase of property, equipment, leasehold improvement, payment of security deposit for our factory and other facility, and acquisition and sales or maturities of short-term investments. The increase in cash flows provided by investing activities in 2025 was due to significantly reduced purchases of U.S. Treasuries during the period, offset by lower sales and maturities of U.S. Treasuries in the 2025 period compared to the 2024 period.

Financing Activities

Primary sources of our financing activities included net proceeds from issuance and sales of A-2 and A-3 Preferred Stock. This also includes proceeds received in advance of security issuance, which is included within the Company’s subscription liability.

Inventory

Our physical assets decreased with inventory of $18.8 million as of December 31, 2025, related to 367 inventory units, which is primarily comprised of $9.6 million related to 175 Casitas in finished goods and $6.7 million related to 192 work-in-process units. This compares to $24.3 million in inventory as of December 31, 2024, primarily comprised of 397 Casitas classified as finished goods. During 2025, the Company decided to rework certain of its existing units to meet California modular specifications so that these units are able to be sold in California, as discussed in Note 5 of our consolidated financial statements. In the second quarter of 2025, approximately $7.1 million of inventory was reclassified from finished goods to work-in-process on the consolidated balance sheet.

The decline in the Company’s December 31, 2025 total inventory balance mainly relates to the write down of 68 units ($8.4 million) in 2025 that had been held in inventory for an extended time period and for which the Company determined that it was not cost effective to rework.

Property, Plant and Equipment

Property, Plant and Equipment decreased to $7.3 million as of December 31, 2025 compared to $8.9 million as of December 31, 2024 primarily resulting from depreciation of machinery and equipment at our manufacturing facility.

Sales of Securities

During the years ended December 31, 2025 and 2024, the Company conducted offerings under Regulation A, Regulation D, and in a Canadian offering. These offerings terminated in June 2025. The following table reflects the Company issuances of securities in these offerings in 2025 and 2024:

(In Thousands)	Year Ended December 31, 2025		Year Ended December 31, 2024
Offering	Shares Sold	Gross Proceeds	Shares Sold	Gross Proceeds
Regulation A (Series A-3)	67,426	$52,589	18,085	$14,000
Regulation D (Series A-3)	9,813	7,518	5,545	3,245
Canada (Series A-2)	46	35	325	260
Total	77,286	$60,142	23,955	$17,505

The Company also issued 5,264,068 shares of Series A-1 Preferred stock in connection with various settlements for which we received no cash proceeds but recognized $4.2 million in legal settlement expenses.

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In addition, in connection with the issuance of shares of Series A-3 Preferred Stock in 2024 and 2023, the Company had issued warrants that are exercisable for shares of Series A-3 Preferred Stock at a price of $0.80 per share. Subsequent to December 31, 2025 and through March 27, 2026, 677,750 warrants were exercised, resulting in the issuance of 677,750 shares of Series A-3 Preferred Stock for gross proceeds of $542,200.

Material Commitments and Obligations

Expense Commitments

As of December 31, 2025, we reported current lease liabilities of $3.5 million compared to $3.5 million as of December 31, 2024. Our long-term lease liability decreased to $3.6 million as of December 31, 2025, from $7.2 million as of December 31, 2024, due to the passage of time.

Customer Deposits

Our main non-lease liability is the Company’s obligation to customers who have placed deposits on the purchase of our products. As of December 31, 2025, the Company held customer deposits in the amount of $3.6 million, which was relatively unchanged compared to $3.6 million as of December 31, 2024, with new deposits generally matching refunds and/or application of customer deposits to customer orders that were fulfilled during 2025.

Deferred Revenue

As of December 31, 2025, our balance sheet carried $1.5 million of deferred revenue related primarily to advanced deposits on unfulfilled purchase orders, with 3 customers, each representing 10% or more of these deferred revenues, constituting approximately 42% of total deferred revenue. This compares to $2.3 million of deferred revenue as of December 31, 2024. Deferred revenue generally occurs when the Company receives payments from the customer in advance of the Company shipping units to that customer. Pursuant to ASC 606, Revenue Recognition, the Company records deferred revenue for paid, unfulfilled performance obligations which are represented by the Casitas or installer training sessions that had not yet been delivered as of the date of the consolidated financial statements.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of December 31, 2025 or December 31, 2024.

Critical Accounting Policies and Estimates

Inventory Valuation

Inventories consist of raw materials, in-bound freight and duties, work in progress, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost determined using an allocation methodology, which approximates actual cost. This valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, bulk sales, and the expected recoverable values for each disposition category. On a periodic basis, the Company performs a physical count of its inventory and records an inventory valuation allowance for inventory that has become obsolete or inventory that has a cost basis in excess of the expected net realizable value. Damaged and obsolete inventory are valued based on specific identification and management’s estimate of net realizable value, including consideration of whether the items are usable in current or future production. Any difference between cost and estimated realizable value is recognized as an expense.

Stock-Based Compensation

The Company applies ASC 718, Stock-Based Compensation for all stock-based awards, including stock options and restricted stock units, that are measured at fair value on the date of grant and recognized over the associated vesting periods. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock awards is estimated on the date of the grant based on the fair value of the Company’s underlying common stock. The Company recognizes compensation expense for stock options on a straight-line basis over the associated service or vesting periods. Effective October 18, 2024, restricted stock awards became subject to a performance condition, which defers vesting of restricted stock awards until a monetization event. Accordingly, the Company shall not recognize stock-based compensation from restricted stock awards until a monetization event becomes probable.

Determining the grant date fair value of stock options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

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